INVESTOR AND MEDIA CONTACT
Melody Carey
Rx Communications Group, LLC
(917) 322-2571
mcarey@rxir.com

PDI Reports 2012 Second Quarter Financial Results

Management to Host Conference Call Tomorrow,
August 14, 2012 at 8:30AM ET

Parsippany, N.J., August 13, 2012 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the second quarter ended June 30, 2012. Summary of second quarter and subsequent financial and operating highlights include:

•	Second quarter 2012 operating loss from continuing operations of $0.3 million improved 70% compared to a loss of $1.1 million during the second quarter of 2011.

•	Second quarter adjusted EBITDA was $0.8 million compared to $0.1 million in the same period of 2011.

•
Since the midpoint of the second quarter, announced new business wins, renewals and extensions expected to generate total combined revenues of approximately $102 million, with a projected $33 million to $35 million to be recorded in 2012, primarily in the second half. Wins included contracts with two, new top 10 global pharmaceutical companies and a number of new, mid-sized pharmaceutical companies.

Condensed Summary Statement of Continuing Operations (Unaudited)
($ in thousands)

	2nd Quarter Ended		Six Months Ended
	June 30,*		June 30,*
	2012	2011	2012	2011
Revenue, net	$27,809	$38,637	$59,486	$82,939

Gross profit	6,570	7,932	13,936	16,095

Operating expenses:
Compensation expense	4,069	5,702	8,651	10,979
Other SG&A	2,817	3,301	5,822	7,576
Total operating expenses	6,886	9,003	14,473	18,555

Operating loss	$(316)	$(1,071)	$(537)	$(2,460)

Other expense, net	(15)	(26)	(15)	(72)
Provision (benefit) for income tax	63	185	145	(694)
Loss from continuing operations	$(394)	$(1,282)	$(697)	$(1,838)

Diluted loss per share from continuing operations	$(0.03)	$(0.09)	$(0.05)	$(0.13)
*Unaudited

CEO Comments

Commenting on the company's results, Nancy Lurker, Chief Executive Officer of PDI, Inc., noted, “As expected, second quarter revenue was below that of the same period in 2011 due primarily to the anticipated expiration of certain 2011 contracts and the timing of the signing of new contracts in 2012. However, as a result of improved gross margin percentages and continued reduction of operating expenses, our second quarter 2012 operating loss was reduced to $0.3 million compared to $1.1 million in the same period of 2011. Adjusted EBITDA was $0.8 million for the second quarter of 2012 compared to $0.1 million last year.

“Importantly, during and since the close of the second quarter, we won and signed a number of new Sales Services segment contracts, and extended or renewed others, with a total combined value of approximately $102 million, of which as much as $35 million is expected to be recorded in 2012, primarily in the second half of the year. More than 80% of the total value of these contracts reflects new business, and as a result, we have expanded our customer base to include two top 10 global pharmaceutical companies as well as a number of growing mid-sized pharmaceutical companies. Also important to note, and while contracted separately, is that a key decision factor by clients in a number of these Sales Services wins was our ability to deliver integrated, multi-channel promotional activities, particularly digital offerings through Group DCA. The announced new wins call for a range of contract sales and service agreements under which we will provide promotional and support services through our established relationship team, dedicated sales teams, clinical educators and training services. These contracts, in general, were won in a highly competitive environment which will result in lower gross margins, on average, compared to those reflected in our recent operating results for similar business.

“Factoring in these wins, we are confident that 2012 second half revenues will exceed those of the first half of the year. Given the timing of these wins and the proportion of revenue that will be recorded in 2012, as well as the timing of expected additional wins for the remainder of the year, we now anticipate that 2012 full year revenue may approach, but unlikely exceed, 2011 levels. We also expect gross margin as a percent of revenue to be lower in the second half of the year, and on a full year-over-year basis. Our pipeline of potential business remains strong, and while we are extremely encouraged by these new wins, extensions and renewals, we need to win additional new business and continue to reduce operating costs to achieve our current revenue and profit goals for 2012.

“In terms of additional avenues for long-term revenue growth and improved margins and profitability, we continue to see opportunities around Interpace BioPharma, in particular, which offers full product commercialization services. We remain strongly committed to executing on an accelerated growth strategy to take advantage of the capabilities of Interpace BioPharma.”

Business Review - Continuing Operations
Revenue- For the second quarter of 2012, revenue of $27.8 million was $10.8 million lower than the second quarter of 2011. Revenue in the Product Commercialization segment increased significantly but was more than offset by a decrease in revenue from Sales Services.

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Sales Services segment revenue for the second quarter of 2012 of $20.1 million was $14.4 million lower than the second quarter of 2011. Due primarily to the timing of signing and start dates of new contract wins, revenue from these wins was not sufficient to offset certain contracts renewing for smaller amounts and the anticipated expiration of certain other contracts.

•
Marketing Services segment revenue for the second quarter of 2012 of $2.8 million was $0.6 million lower than the second quarter of 2011. This decrease was primarily due to a decrease in Group DCA revenue.

•
Product Commercialization Services segment revenue for the second quarter of 2012 was $4.9 million, reflecting the fee-for-service arrangement in the Interpace BioPharma business unit. This unit was launched late in the second quarter of 2011, which resulted in revenue of $0.7 million during that period.

Gross Profit- For the second quarter of 2012, gross profit of $6.6 million was 17% lower than the second quarter of 2011. At the same time, the gross profit percentage increased to 24% in 2012 from 21% in 2011. The overall decrease in gross profit dollars was driven by the decrease in Sales Services revenue. The overall increase in gross profit percentage in 2012 was driven by improved gross profit in Sales Services and a higher percentage of revenue being generated from the higher margin Marketing Services and Product Commercialization segments.

•	Sales Services segment gross profit for the second quarter of 2012 of $4.0 million was $2.3 million lower than the second quarter of 2011. This decrease was the result of lower revenue.

•	Marketing Services segment gross profit for the second quarter of 2012 of $1.0 million was $0.3 lower when compared to 2011 as a result of lower revenue within the segment.

•	Product Commercialization Services segment gross profit for the second quarter of 2012 of $1.5 million was $1.2 million higher than 2011. This unit was launched late in the second quarter of 2011.

Total Operating Expenses- For the second quarter of 2012, total operating expenses were $6.9 million; $2.1 million lower than the second quarter of 2011. The decrease is a result of the company's continuing focus on cost reduction as well as significant reductions in costs at Group DCA due to the post acquisition right-sizing of that business.

Operating Loss- For the second quarter of 2012 the reported operating loss from continuing operations was $0.3 million, an improvement of approximately $0.8 million when compared to the operating loss of $1.1 million in the second quarter of 2011. This improvement is primarily attributable to the inclusion of the product commercialization contract for the entire second quarter of 2012 and the reduction in total operating expenses.

Liquidity and Cash Flow- Adjusted EBITDA for the second quarter of 2012 was $0.8 million compared to $0.1 million in 2011. Cash and cash equivalents as of June 30, 2012 were $56.9 million, down $7.4 million from year end.

•
The decrease in cash is primarily attributable to the payments of severance and close-out costs associated with the sale of the Pharmakon business unit in December, 2011 as well as the right-sizing of the Group DCA unit, a scheduled $1.5 million payment to the sellers of Group DCA and a delay in the timing of receipt of certain trade receivables as of June 30.

•	As of June 30, 2012, the company's cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided in this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company's ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company's financial results in the way that management views financial results.

Adjusted EBITDA is a non-GAAP metric used by management to measure liquidity. Adjusted EBITDA is defined as operating income (loss), plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses.

Adjusted EBITDA (Unaudited)
($ in thousands)

	2nd Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Operating loss	$(316)	$(1,071)	$(537)	$(2,460)
Depreciation and amortization	495	684	996	1,373
Stock Compensation	607	532	1,036	1,259
Adjusted EBITDA	$786	$145	$1,495	$172

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, August 14, 2012 to discuss financial and operational results of the second quarter ended June 30, 2012 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 10272010

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available two hours after completion through August 18, 2012 at (800) 585-8367 (U.S. and Canada) or (404) 537-3406. The replay pass code is 10272010. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2011, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue, net	$27,809	$38,637	$59,486	$82,939
Cost of services	21,239	30,705	45,550	66,844
Gross profit	6,570	7,932	13,936	16,095

Compensation expense	4,069	5,702	8,651	10,979
Other selling, general and administrative expenses	2,817	3,301	5,822	7,576
Total operating expenses	6,886	9,003	14,473	18,555
Operating loss	(316)	(1,071)	(537)	(2,460)
Other expense, net	(15)	(26)	(15)	(72)
Loss from continuing operations before
income tax	(331)	(1,097)	(552)	(2,532)
Provision (benefit) for income tax	63	185	145	(694)
Loss from continuing operations	(394)	(1,282)	(697)	(1,838)
(Loss) income from discontinued operations, net of tax	(45)	387	(14)	393

Net loss	$(439)	$(895)	$(711)	$(1,445)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(0.03)	$(0.09)	$(0.05)	$(0.13)
From discontinued operations	—	0.03	—	0.03
Net loss per basic and diluted share of common stock	$(0.03)	$(0.06)	$(0.05)	$(0.10)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,569	14,413	14,553	14,386
Diluted	14,569	14,413	14,553	14,386

Segment Data (Unaudited) ($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services*	Consolidated
Three months ended June 30, 2012:
Revenue, net	$20,149	$2,802	$4,858	$27,809
Gross profit	$4,028	$1,035	$1,507	$6,570
Gross profit %	20.0%	36.9%	31.0%	23.6%

Three months ended June 30, 2011:
Revenue, net	$34,585	$3,368	$684	$38,637
Gross profit	$6,362	$1,286	$284	$7,932
Gross profit %	18.4%	38.2%	41.5%	20.5%

Six months ended June 30, 2012:
Revenue, net	$43,518	$5,865	$10,103	$59,486
Gross profit	$8,981	$2,270	$2,685	$13,936
Gross profit %	20.6%	38.7%	26.6%	23.4%

Six months ended June 30, 2011:
Revenue, net	$76,940	$5,315	$684	$82,939
Gross profit	$15,139	$672	$284	$16,095
Gross profit %	19.7%	12.6%	41.5%	19.4%

* Product Commercialization (PC) Services

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	June 30,	December 31,
	2012	2011

Cash and cash equivalents	$56,938	$64,337

Total current assets	$72,854	$80,360
Total current liabilities	38,375	46,078
Working capital	$34,479	$34,282

Total assets	$104,819	$113,379
Total liabilities	$45,082	$53,856
Total stockholders' equity	$59,737	$59,523

Selected Cash Flow Data (Unaudited)
($ in thousands)

	June 30,
	2012	2011

Net loss	$(711)	$(1,445)
Non-cash items:
Depreciation and amortization	996	1,564
Stock-based compensation	1,036	1,259
Other	71	(9)
Net change in assets and liabilities	(8,233)	198
Net cash (used in) provided by operations	$(6,841)	$1,567

Change in cash and cash equivalents	$(7,399)	$1,309